GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR-END 2020 FINANCIAL RESULTS

Net income for the quarter of $42.0 million
Fully diluted book value per share increased 11.6% in the quarter to $13.42 at December 31, 2020

GRAND CAYMAN, Cayman Islands - March 10, 2021 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) (“Greenlight Re” or the “Company”) today reported its 2020 fourth quarter and year-end financial results. The results included:
•Net income of $42.0 million, or $1.20 per share, compared to a net loss of $30.3 million, or $0.84 per share, in the fourth quarter of 2019.
•Combined ratio of 101.0%, compared to a combined ratio of 114.5% in the fourth quarter of 2019.
•Total investment income of $48.4 million, including $38.5 million of investment gains from the Solasglas fund.
•An increase in fully diluted book value per share of $1.39, or 11.6%, to $13.42.

The following table summarizes the Company’s underwriting results for the fourth quarter of 2020 and 2019:

	Three months ended December 31
	2020	2019
	($ in thousands)
Net premiums written	$117,725	$98,380
Net premiums earned	120,457	108,623
Underwriting loss	(1,142)	(15,766)
Combined ratio	101.0%	114.5%

Simon Burton, Chief Executive Officer of Greenlight Re, stated, “We had a strong overall quarter and grew book value per share by 11.6%. This growth was led by $38.5 million of gains generated by our investment in Solasglas, and we recognized a further $9.9 million of other investment income, driven primarily by our strategic and Innovations partnerships. The underwriting combined ratio of 101% includes a small loss from COVID, and caps a year during which our underwriting business showed tremendous resilience to the pressures of the pandemic and numerous natural catastrophes.”

David Einhorn, Chairman of the Board of Directors, stated, “We reported an 8.4% investment gain in the Solasglas fund during the fourth quarter, driven primarily by strong performance in our long positions. We expect a global economic recovery as the pandemic subsides and are positioned for higher inflation, a strong housing market and rising interest rates.”

Underwriting and investment results

Fourth Quarter 2020
Gross written premiums in the fourth quarter of 2020 were $117.7 million, compared to $98.5 million in the fourth quarter of 2019. This increase was due primarily to increases in workers’ compensation and specialty business, as well as health premiums associated with the Company’s strategic partnerships and Innovations initiatives.

Net written premiums increased 19.7% to $117.7 million in the fourth quarter of 2020, compared to $98.4 million reported in the fourth quarter of 2019.

Net premiums earned were $120.5 million during the fourth quarter of 2020, an increase from $108.6 million in the comparable 2019 period.

The Company incurred a net underwriting loss of $1.1 million in the fourth quarter of 2020, which included COVID-19 losses of $1.1 million. In the fourth quarter of 2019, the Company incurred a net underwriting loss of $15.8 million, which was driven primarily by losses from typhoons Hagibis and Faxai. The combined ratio for the fourth quarter of 2020 was 101.0%, compared to 114.5% for the fourth quarter of 2019.

The Company’s total investment income during the fourth quarter of 2020 was $48.4 million. The Company’s Investment Portfolio, which is managed by DME Advisors, earned 8.4%, representing $38.5 million of investment income from the Solasglas fund. The Company also reported $9.9 million of other investment income, primarily from its Innovations and other strategic investments.

Year Ended December 31, 2020

Net written premiums were $477.5 million for 2020, an increase of $2.2 million, or 0.5% over 2019.

Net premiums earned were $455.4 million for 2020, a decrease of 5.8% from $483.6 million from 2019.

The Company incurred an underwriting loss of $1.6 million in 2020, which equated to a combined ratio of 100.4%. In 2019, the Company’s underwriting loss was $33.5 million, which represented a combined ratio of 106.9%. During 2020, the Company recognized catastrophe losses of $9.0 million from Hurricanes Laura, Isaias, and Sally, the Midwest derecho storms, and the North American wildfires. COVID-19 generated additional underwriting losses of $7.1 million. By comparison, catastrophe events, including Hurricane Dorian and Typhoons Faxai and Hagibis, contributed $17.4 million to the underwriting loss for the year ended December 31, 2019. The net financial impact of adverse prior-year loss development contributed $3.7 million and $30.1 million to the underwriting loss in 2020 and 2019, respectively. Most of the prior-year loss development recognized in 2019 related to our private passenger automobile business. Excluding the impacts of prior year development, catastrophe events, and COVID-19, the adjusted combined ratio for the year ended December 31, 2020, was 96.0%, compared to 97.1% in 2019.

The Company earned investment income of $25.5 million during 2020. The Company’s Investment Portfolio reported a gain of 1.4%, representing $4.4 million of income from the Company’s investment in the Solasglas fund.

Other items

The Company repurchased 0.7 million shares during the fourth quarter of 2020 at an average price of $7.60 per share. As of December 31, 2020, 2.5 million shares remained available for repurchase under the existing plan.

Conference Call

Greenlight Re will hold a live conference call to discuss its financial results on Thursday, March 11, 2021 at 9:00 a.m. Eastern time. The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2020 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2020 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-844-274-4096
International            1-412-317-5608

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: https://dpregister.com/sreg/10151777/e16cef7d0c

The conference call can also be accessed via webcast at:

https://services.choruscall.com/links/glre210311.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on March 11, 2021 until 9:00 a.m. Eastern time on March 18, 2021. The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10151777. An audio file of the call will also be available on the Company’s website, www.greenlightre.com.

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Non-GAAP Financial Measures
In presenting the Company’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including fully diluted book value per share, adjusted combined ratio, and net underwriting income (loss), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our Form 10-K and Amendment No. 1 to Form 10-K filed with the Securities Exchange Commission on April 29, 2020. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as provided by law.

About Greenlight Capital Re, Ltd.
Established in 2004, Greenlight Re (www.greenlightre.com) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland. Greenlight Re provides risk management products and services to the insurance, reinsurance and other risk marketplaces. The Company focuses on delivering risk solutions to clients and brokers by whom Greenlight Re's expertise, analytics and customer service offerings are demanded. With an emphasis on deriving superior returns from both sides of the balance sheet, Greenlight Re manages its assets according to a value-oriented equity-focused strategy that supports the goal of long-term growth in book value per share.

Contact:
Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019
(expressed in thousands of U.S. dollars, except per share and share amounts)

	December 31, 2020	December 31, 2019
Assets
Investments
Investment in related party investment fund	$166,735	$240,056
Other investments	29,418	16,384
Total investments	196,153	256,440
Cash and cash equivalents	8,935	25,813
Restricted cash and cash equivalents	745,371	742,093
Reinsurance balances receivable (net of allowance for expected credit losses)	330,232	230,384
Loss and loss adjustment expenses recoverable (net of allowance for expected credit losses)	16,851	27,531
Deferred acquisition costs	51,014	49,665
Unearned premiums ceded	—	901
Notes receivable (net of allowance for expected credit losses)	6,101	20,202
Other assets	2,993	2,164
Total assets	$1,357,650	$1,355,193
Liabilities and equity
Liabilities
Loss and loss adjustment expense reserves	$494,179	$470,588
Unearned premium reserves	201,089	179,460
Reinsurance balances payable	92,247	122,665
Funds withheld	4,475	4,958
Other liabilities	5,009	6,825
Convertible senior notes payable	95,794	93,514
Total liabilities	892,793	878,010
Shareholders' equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 28,260,075 (2019: 30,739,395): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,715 (2019: 6,254,715))	3,452	3,699
Additional paid-in capital	488,488	503,547
Retained earnings (deficit)	(27,083)	(30,063)
Total shareholders' equity	464,857	477,183
Total liabilities and equity	$1,357,650	$1,355,193

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended December 31		Year ended December 31
	2020	2019	2020	2019
Revenues
Gross premiums written	$117,719	$98,470	$479,791	$523,977
Gross premiums ceded	6	(90)	(2,268)	(48,667)
Net premiums written	117,725	98,380	477,523	475,310
Change in net unearned premium reserves	2,732	10,243	(22,112)	8,270
Net premiums earned	120,457	108,623	455,411	483,580
Income (loss) from investment in related party investment fund [net of related party expenses of $1,270 and $3,251, (year ended December 31, 2019: $(14) and $9,874, respectively)]	38,517	(5,714)	4,431	46,056
Net investment income (loss)	9,864	(3,054)	21,101	6,211
Other income (expense), net	579	1,007	3,149	2,306
Total revenues	169,417	100,862	484,092	538,153
Expenses
Net loss and loss adjustment expenses incurred	84,889	94,184	337,833	388,487
Acquisition costs	32,628	27,424	109,288	117,084
General and administrative expenses	8,306	7,338	26,401	29,822
Interest expense	1,578	1,579	6,280	6,263
Total expenses	127,401	130,525	479,802	541,656
Income (loss) before income tax	42,016	(29,663)	4,290	(3,503)
Income tax (expense) benefit	—	(683)	(424)	(483)
Net income (loss)	$42,016	$(30,346)	$3,866	$(3,986)
Earnings (loss) per share
Basic	$1.20	$(0.84)	$0.11	$(0.11)
Diluted	$1.20	$(0.84)	$0.11	$(0.11)
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	35,019,037	36,121,023	36,172,216	36,079,419
Diluted	35,135,759	36,121,023	36,278,028	36,079,419

The following tables present the Company’s underwriting ratios by line of business:

	Three months ended December 31				Three months ended December 31
	2020				2019
	Property	Casualty	Other	Total	Property	Casualty	Other	Total

Loss ratio	46.2%	72.9%	75.7%	70.5%	140.5%	72.0%	94.5%	86.7%
Acquisition cost ratio	20.4%	26.6%	31.5%	27.1%	18.7%	27.4%	22.7%	25.2%
Composite ratio	66.6%	99.5%	107.2%	97.6%	159.2%	99.4%	117.2%	111.9%
Underwriting expense ratio				3.4%				2.6%
Combined ratio				101.0%				114.5%

	Year ended December 31				Year ended December 31
	2020				2019
	Property	Casualty	Other	Total	Property	Casualty	Other	Total

Loss ratio	69.7%	71.7%	83.4%	74.2%	82.8%	81.4%	73.6%	80.3%
Acquisition cost ratio	20.4	27.2	17.4	24.0	18.6	23.7	31.9	24.2
Composite ratio	90.1%	98.9%	100.8%	98.2%	101.4%	105.1%	105.5%	104.5%
Underwriting expense ratio				2.2				2.4
Combined ratio				100.4%				106.9%

GREENLIGHT CAPITAL RE, LTD.
NON-GAAP MEASURES AND RECONCILIATION

Basic Book Value Per Share and Fully Diluted Book Value Per Share

We believe that long-term growth in fully diluted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick to monitor the shareholder value generated. Fully diluted book value per share may also help our investors, shareholders and other interested parties form a basis of comparison with other companies within the property and casualty reinsurance industry.

We calculate basic book value per share based on ending shareholders' equity and aggregate of Class A and Class B Ordinary shares issued and outstanding, as well as all unvested restricted shares. Fully diluted book value per share represents basic book value per share combined with any dilutive impact of in-the-money stock options and RSUs issued and outstanding as of any period end. Fully diluted book value per share also includes the dilutive effect, if any, of ordinary shares to be issued upon conversion of the convertible notes. Basic book value per share and fully diluted book value per share should not be viewed as substitutes for the comparable U.S. GAAP measures.

Our primary financial goal is to increase fully diluted book value per share over the long term.

The following table presents a reconciliation of the non-GAAP financial measures basic and fully diluted book value per share to the most comparable U.S. GAAP measure.

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	($ in thousands, except per share and share amounts)
Numerator for basic and fully diluted book value per share:
Total equity (U.S. GAAP) (numerator for basic and fully diluted book value per share)	$464,857	$426,867	$429,904	$436,899	$477,183
Denominator for basic and fully diluted book value per share: (1)
Ordinary shares issued and outstanding (denominator for basic book value per share)	34,514,790	35,368,417	36,272,585	37,434,244	36,994,110
Add: In-the-money stock options and RSUs issued and outstanding	116,722	116,722	116,722	116,722	63,582
Denominator for fully diluted book value per share	34,631,512	35,485,139	36,389,307	37,550,966	37,057,692
Basic book value per share	$13.47	$12.07	$11.85	$11.67	$12.90
Increase (decrease) in basic book value per share ($)	$0.57	$0.22	$0.18	$(1.23)	$(0.22)
Increase (decrease) in basic book value per share (%)	4.4%	1.9%	1.5%	(9.5)%	(1.7)%

Fully diluted book value per share	$13.42	$12.03	$11.81	$11.63	$12.88
Increase (decrease) in fully diluted book value per share ($)	$0.54	$0.22	$0.18	$(1.25)	$(0.22)
Increase (decrease) in fully diluted book value per share (%)	4.2%	1.9%	1.5%	(9.7)%	(1.7)%

(1) All unvested restricted shares, including those with performance conditions, are included in the “basic” and “fully diluted” denominators. As of December 31, 2020, the number of unvested restricted shares with performance conditions was 193,149 (as of September 30, 2020: 429,444, June 30, 2020: 501,989, March 31, 2020: 501,989, December, 31, 2019: 356,900).

Adjusted combined ratio

“Combined ratio” is a commonly used measure in the property and casualty insurance industry, and is calculated using U.S. GAAP components. We use the combined ratio, as well as an adjusted combined ratio that excludes the impacts of certain items, to evaluate our underwriting performance. We believe this adjusted non-GAAP measure provides management and financial statement users with a better understanding of the factors influencing our underwriting results.

In calculating the adjusted combined ratio, we exclude underwriting losses attributable to (i) prior accident-year reserve development, (ii) catastrophe losses, and (iii) certain significant, infrequent loss events.

•Prior accident-year reserve development, which can be favorable or unfavorable, represents changes in our estimates of losses and loss adjustment expenses associated with loss events that occurred in prior years. We believe a discussion of current accident-year performance, which excludes prior accident-year reserve development, is helpful since it provides more insight into current underwriting performance.
•By their nature, catastrophe losses and other significant, infrequent loss events are not representative of the type of loss activity that we would expect to occur in every period. For example, the COVID-19 pandemic has certain characteristics that are unlike those of any other event in recent history.

We believe an adjusted combined ratio that excludes the effects of items such as these aids in understanding the underlying trends and variability in our underwriting results that may be obscured by these items.

The following table reconciles the combined ratio to the adjusted combined ratio:

	Three months ended December 31		Year ended December 31
	2020	2019	2020	2019
Combined ratio	101.0%	114.5%	100.4%	106.9%
Impact on combined ratio of selected items:
Prior-year development	(1.0)%	1.0%	0.8%	6.2%
Catastrophes	—%	13.1%	2.0%	3.6%
COVID-19	0.9%	—%	1.6%	—%
Adjusted combined ratio	101.1%	100.4%	96.0%	97.1%

Net Underwriting Income (Loss)

One way that we evaluate the Company’s underwriting performance is through the measurement of net underwriting income (loss). We do not use premiums written as a measure of performance. Net underwriting income (loss) is a performance measure used by management as it measures the fundamentals underlying the Company’s underwriting operations. We believe that the use of net underwriting income (loss) enables investors and other users of the Company’s financial information to analyze our performance in a manner similar to how management analyzes performance. Management also believes that this measure follows industry practice and allows the users of financial information to compare the Company’s performance with its those of our industry peer group.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used in the calculation of net income before taxes under U.S. GAAP. Net underwriting income (loss) is calculated as net premiums earned, plus other income (expense) relating to reinsurance and deposit-accounted contracts, less net loss and loss adjustment expenses, less acquisition costs, and less underwriting expenses. The measure excludes, on a recurring basis: (1) investment income (loss); (2) other income (expense) not related to underwriting, including foreign exchange gains or losses and adjustments to the allowance for expected credit losses; (3) corporate general and administrative expenses; (4) interest expense and (5) income taxes. We exclude total investment income or loss and foreign exchange gains or losses as we believe these items are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them could hinder the analysis of trends in our underwriting operations. Net underwriting income (loss) should not be viewed as a substitute for U.S. GAAP net income.

The reconciliations of net underwriting income (loss) to income (loss) before income taxes (the most directly comparable U.S. GAAP financial measure) on a consolidated basis is shown below:

	Three months ended December 31		Year ended December 31
	2020	2019	2020	2019
	($ in thousands)
Income (loss) before income tax	$42,016	$(29,663)	$4,290	$(3,503)
Add (subtract):
Total investment (income) loss	(48,381)	8,768	(25,532)	(52,267)
Other non-underwriting (income) expense	(680)	(592)	(686)	467
Corporate expenses	4,325	4,142	14,036	15,560
Interest expense	1,578	1,579	6,280	6,263
Net underwriting income (loss)	$(1,142)	$(15,766)	$(1,612)	$(33,480)